Exhibit 99.1

Exactech Q1 Revenue Increases 34% to $39.8 Million

Net Income up 49% to $2.8 million and EPS of $0.23

GAINESVILLE, Fla. – April 29th, 2008 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $39.8 million for the first quarter of 2008, an increase of 34% compared to $29.6 million for the first quarter of 2007. Net income for the quarter was $2.8 million, or $0.23 per diluted share, a gain of 49% from the $1.9 million, or $0.16 per diluted share, in the same quarter a year ago. First quarter diluted earnings per share included a gain of $0.03 due to a forward currency call option and a loss of $0.01 per share due to Exactech’s minority investment in Altiva prior to the acquisition.

First Quarter Highlights and Segment Performance

•	First quarter revenue increased 34% to $39.8 million

•	Revenue exclusive of acquisition for Q1 up 28% to $37.8 million

•	Net income increased 49% to $2.8 million

•	Diluted earnings per share increased 45% to $0.23

•	Knee implant revenue increased 18% to $18.5 million

•	Hip implant revenue increased 16% to $6.4 million

•	Biologic services revenue up 34% to $4.7 million

•	Shoulder implant revenue increased 132% to $3.7 million

•	Initial revenue of $2.0 million in spine product sales from Altiva Corporation

Exactech Chairman and CEO Bill Petty said, “Strong growth in all major product lines demonstrates that our customer centric focus is increasing Exactech’s market share. Sales from knee implants increased 18% to $18.5 million from $15.7 million during the first quarter of 2007, due to the continued strength of our flagship Optetrak® knee system both domestically and internationally. Our hip implant sales for the first quarter were $6.4 million, a 16% increase from revenue of $5.5 million in the first quarter of 2007, as our Novation® hip products continue to gain market penetration. Biologic services revenue was up 34% to $4.7 million from $3.5 million in the same quarter last year. Shoulder implants increased to $3.7 million, a 132%

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increase from last year’s revenue of $1.6 million, as a result of the continued momentum of our Equinoxe® reverse shoulder products. Other products increased 100% to $6.6 million, which included $2.0 million in spinal revenue from our recent acquisition of Altiva Corporation.”

Exactech President David Petty said, “The start-up of new distributors in Europe spurred a 67% increase in our international sales to $11.5 million from $6.9 million during 2007. International sales for the quarter represented 29% of total sales, compared with 23% in the same quarter last year. Our U.S. sales including spine revenue increased to $28.3 million during the first quarter from $22.7 million during the first quarter of 2007.”

Chief Financial Officer Jody Phillips said, “Our net income for the quarter was up 49% to $2.8 million from $1.9 million in the same quarter last year. This was partially attributable to a $300,000 after tax gain from a forward currency call option we entered into in anticipation of our French distributor acquisition. Our net income was also impacted by a loss on minority interest of $98,000, as a result of stock compensation expenses incurred by Altiva prior to our acquisition of the company. As a percent of sales, net income for the quarter was 7.0% compared to 6.4% in the prior year. Gross margins decreased to 62.9% in 2008 from 63.3% in 2007, primarily as a result of strong international sales growth.

“Total operating expenses for the quarter were $20.6 million, an increase of 35% from $15.3 million in the comparable period but constant as a percent of sales at 51.6%. These operating expenses included expenses from Altiva. Total sales and marketing expenses were up 35%, but remained relatively unchanged as a percentage of sales. General and administrative expenses including increased legal fees increased 33% in the first quarter to $3.9 million from $3.0 million during the first quarter of 2007. Research and development expenses increased 50% to $2.6 million from $1.7 million in the first quarter of 2007, reflecting our continuing focus on development of products.”

Looking forward, Exactech continues to anticipate 30% to 36% revenue growth for the full year 2008, targeting a range of $162 million to $169 million and diluted earnings per share for the year 2008 in the range of $0.92 to $0.98. For the second quarter ending June 30, 2008, the company targets 27% to 36% revenue growth to the range of $40 million to $43 million and diluted earnings per share in the range of $0.22 to $0.24. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

The company has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, April 30. The call will cover the company’s first quarter results. CEO Bill Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 800-762-8779 any time after 9:50 a.m. Eastern on April 30. International and local callers should dial 480-629-9041. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

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A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00004E37. A podcast will be available approximately 15 minutes after the event ends and can be accessed at http://viavid.net/mp3/00004E37.mp3. Both will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited)	(audited)
	March 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,008	$2,038
Accounts receivable, net of allowances of $786 and $663	29,409	23,106
Prepaid expenses and other assets, net	888	1,185
Income taxes receivable	—	27
Inventories – current	48,148	44,201
Deferred tax assets	568	306

Total current assets	81,021	70,863

PROPERTY AND EQUIPMENT:
Land	1,140	1,140
Machinery and equipment	18,736	17,364
Surgical instruments	31,267	29,165
Furniture and fixtures	2,411	2,366
Facilities	12,340	12,312
Projects in process	751	609

Total property and equipment	66,645	62,956
Accumulated depreciation	(27,871)	(26,649)

Net property and equipment	38,774	36,307

OTHER ASSETS:
Notes receivable – related party	—	4,394
Deferred financing and deposits, net	1,387	1,041
Other investments	1,141	(37)
Deferred tax assets/non-current	797	—
Product licenses and designs, net	6,775	1,355
Patents and trademarks, net	2,121	2,184
Goodwill	6,169	352

Total other assets	18,390	9,289

TOTAL ASSETS	$138,185	$116,459

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,253	$9,423
Income taxes payable	1,637	103
Accrued expenses and other liabilities	6,034	5,995
Line of credit	12,032	—
Current portion of long-term debt	1,626	1,646

Total current liabilities	35,582	17,167

LONG-TERM LIABILITIES:
Deferred tax liabilities	—	2,505
Long-term debt, net of current portion	8,686	9,025
Other long-term liabilities	1,471	124

Total long-term liabilities	10,157	11,654

Total liabilities	45,739	28,821

SHAREHOLDERS’ EQUITY:
Common stock	117	116
Additional paid-in capital	29,437	27,388
Accumulated other comprehensive loss	(103)	(57)
Retained earnings	62,995	60,191

Total shareholders’ equity	92,446	87,638

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$138,185	$116,459

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended March 31,
	2008	2007
NET SALES	$39,791	$29,596

COST OF GOODS SOLD	14,766	10,861

Gross profit	25,025	18,735

OPERATING EXPENSES:
Sales and marketing	12,335	9,116
General and administrative	3,938	2,970
Research and development	2,551	1,699
Depreciation and amortization	1,726	1,482

Total operating expenses	20,550	15,267

INCOME FROM OPERATIONS	4,475	3,468

OTHER INCOME (EXPENSE):
Interest income	3	69
Other income	485	—
Interest expense	(295)	(420)
Foreign currency exchange loss	(54)	(21)

Total other expenses	139	(372)

INCOME BEFORE INCOME TAXES	4,614	3,096

PROVISION FOR INCOME TAXES	1,712	1,144

INCOME BEFORE EQUITY IN NET LOSS OF OTHER INVESTMENTS	2,902	1,952

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(98)	(72)

NET INCOME	$2,804	$1,880

BASIC EARNINGS PER SHARE	$0.24	$0.16

DILUTED EARNINGS PER SHARE	$0.23	$0.16

SHARES - BASIC	11,688	11,534
SHARES - DILUTED	12,128	11,785

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EXACTECH INC.